THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: MARCH 02, 2016 / 1:30PM GMT OVERVIEW: Co. reported 4Q15 net sales of $1.113b, adjusted operating income of $121m and diluted EPS of $1.08. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP of Finance & Controller*

Arthur Martinez *Abercrombie & Fitch Co. - Executive Chairman*

Jonathan Ramsden *Abercrombie & Fitch Co. - COO*

Joanne Crevoiserat *Abercrombie & Fitch Co. - EVP and CFO*

Fran Horowitz *Abercrombie & Fitch Co. - President and Chief Merchandising Officer*

CONFERENCE CALL PARTICIPANTS

Anna Andreeva *Oppenheimer Capital - Analyst*

Randy Konik *Jefferies LLC - Analyst*

Lorraine Hutchinson *BofA Merrill Lynch - Analyst*

Dorothy Lakner *Topeka Capital Markets - Analyst*

Cody Ross *Wolfe Research - Analyst*

Matthew Boss *JPMorgan - Analyst*

Betty Chen *Mizuho Securities - Analyst*

Kayla Wesser *Piper Jaffray - Analyst*

Simeon Siegel *Nomura Securities - Analyst*

Oliver Chen *Cowen and Company - Analyst*

Lindsay Drucker Mann *Goldman Sachs - Analyst*

Brian Tunick *RBC Capital Markets - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

John Morris *BMO Capital Markets - Analyst*

Susan Anderson *FBR Capital Markets - Analyst*

Paul Lejuez *Wells Fargo Securities - Analyst*

Omar Saad *Evercore ISI - Analyst*

PRESENTATION

Operator

Good day. Welcome to the Abercrombie & Fitch fourth-quarter fiscal year 2015 earnings call. Today's conference is being recorded. (Operator Instructions). At this time I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Co. - VP of Finance & Controller*

Thank you. Good morning and welcome to our fourth-quarter earnings call. Earlier this morning we released our fourth-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials

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which are available on our website. Also available on our website is an investor presentation which we will be referring to in our comments during this call. Today's earnings call is being recorded and a replay may be accessed through the Internet at Abercrombie.com under the investor section. Joining me today are Arthur Martinez, Executive Chairman; Jonathan Ramsden, Chief Operating Officer; Joanne Crevoiserat, Chief Financial Officer; and Fran Horowitz, President and Chief Merchandising Officer. After our prepared remarks we will be available to take your questions for as long as time permits. We ask you to please limit yourself to one question so that we can speak to as many callers as possible. Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. With that, I hand the call over to Arthur for some opening remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Brian, and good morning, everyone, and thanks for being with us today. Our steady improvement throughout the year culminated in a return to positive comp sales in the fourth quarter, our first since Q3 of 2012. That coupled with higher average unit retails drove higher gross margin and resulted in a meaningful improvement in adjusted operating income and constant currency for the quarter. Inventory continues to be well-managed and we generated strong free cash flow for the year. These results achieved against a backdrop of a very challenging environment underscore the significant progress we made across all of our strategic initiatives throughout the year and continue to validate that we are on the right course. During the year we continued to lay the foundation for future growth and profitability. We completed our transition to a branded structure and strengthened our teams and core processes. We measurably improved our customers' experience both in-store and online. We also took important steps in our evolution toward a better balanced and trend right assortment. This progress is the direct result of the hard work of our teams and I thank them for their efforts. While we accomplished a lot, we are far from done. There is still much more work to do to maintain our momentum and realize the full potential of our brands particularly in our efforts to clearly define and convey our brand positioning. While we have seen strong conversion gains through 2015, these refined brand positionings will be important in driving traffic. As we look ahead to 2016, we expect market conditions to remain challenging but we believe our ongoing focus on delivering customer centric shopping experiences and compelling assortments based on clearly defined brand positions will lead to continued improvements. Our ongoing investment in direct-to-consumer and omnichannel and the continued execution of our aggressive store closure program will also support our progress. Now let me hand it over to Jonathan to provide additional comments regarding our strategic initiatives. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thanks, Arthur, and good morning, everyone. As Arthur mentioned, we were pleased to deliver solid results for the fourth quarter in what remains a difficult environment. Our comp sales metric turned positive during the quarter for the first time since 2012 and we delivered meaningful adjusted EBIT growth on a constant currency basis for the third consecutive quarter. Of particular note and as reflected in the charts on pages 6 and 7 of our investor presentation, we achieved sequential quarterly comp sales trend improvement across all brands and geographies throughout the year. Our improved results reflect strong progress across our six strategic areas of focus which as you know include being customer centric, developing compelling and differentiated assortments, defining clear positionings for our brands, optimizing our brand reach and channel performance, continuing to improve efficiency and reduce expense, and ensuring we are organized to win. Customer centricity means putting the customer at the center of everything that we do. During 2015, we made numerous changes to make the shopping experience for our customer easier, faster and more engaging. In our stores, these changes include giving more autonomy to our store management teams so they can be more responsive to their customers. They also included changes to the in-store experience such as improved lighting and shorter lines. In addition, we rolled out a new Hollister prototype store which is performing very well with traffic and sales up double digits relative to the control group. We will continue this rollout in 2016. On the digital side, we continued to enhance our mobile capabilities with improved site design and upgraded apps. Mobile now accounts for over 60% of all online traffic and nearly 40% of direct-to-consumer revenue and continues to experience double-digit increases in year-over-year conversion rates. And our omnichannel investments continue to enhance our ability to serve our customers' needs in a seamless manner. Important milestones in the year included expanding ship from store to another 290 stores in the US and activating Click and Collect and online returns to store in the UK. In 2016, we will continue to invest in digital to improve the customer experience including the rollout of omnichannel capabilities outside the US. During 2015, we rolled out a number of new tools to enable us to track how our customer is responding to changes in our store experience and merchandise assortment. It is early days for us for these tools but, in the meantime, the strong conversion gains we saw across channels and geographies validate that many of our customer-focused initiatives are gaining traction. Our efforts to enhance and optimize our brand reach also saw some notable milestones in 2015. We opened six new stores in China including three mall-based A&F stores. Combined with strong e-commerce business, Greater China is now our fourth largest market by sales volume. We opened our first three franchise stores in Mexico and grew our wholesale business with ASOS and Next to $10 million in revenue. In addition, we launched Fierce in Sephora stores and in select duty-free shops through our partnership with Inter Parfums. Meanwhile, we continued to right-size our US store fleet with 55 closures during the year, bringing our cumulative closures to approximately 340 stores or about one-third of the fleet over the past six years. Importantly, we do not view these closures as a defensive move but as a proactive one to ensure that we are properly positioned to respond to the dramatic changes in how our customer chooses to shop. In a similar vein, we opened nine new outlet stores and converted eight stores to MFO merchandise during the year. Our strategy in outlets will continue to be measured, responding to customer demand in this channel while ensuring an appropriate balance between full price and outlet stores. We continued to build our organization by hiring talented and experienced new leaders across many areas of the Company while promoting members of our existing team to new positions of leadership. We continued to enhance internal accountability and coupled that with spending more time communicating to and hearing back from our associates. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Hand-in-hand with our efforts on continuous profit improvement, we made excellent progress on sustainability during the year through numerous initiatives in our stores and at our home office campus. In addition, we were pleased to expand our partnership with World Vision's Gifts in Kind program to donate merchandise to developing countries and launched a new partnership with Blue Jeans Go Green to recycle worn denim into home insulation. Overall, our progress for 2015 is the result of the hard work and dedication of our talented associates across the organization. I would like to take this opportunity to thank them all for those efforts. With that I will hand it over to Joanne to go over our fourth-quarter results. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Thanks, Jonathan, and good morning, everyone. As Jonathan mentioned and also evident in our financial results, the fourth quarter reflected continued improvement on many fronts with our strategic efforts continuing to gain traction. Recapping results for the quarter starting with sales, net sales for the quarter were $1.113 billion, up 2% to last year on a constant currency basis. Foreign currency was a continued headwind during the quarter and adversely impacted sales by approximately 3 percentage points or $29 million. Total comp sales were up 1% for the quarter reflecting continued sequential comp improvement by both brand and geography. As shown on page 6 of the investor presentation, by brand comp sales for the quarter were down 2% for Abercrombie and up 4% for Hollister. By category, we continued to see strength in our female tops business where comps remained solidly positive and while overall male business lagged female, the male comp trend continues to move in the right direction particularly in tops. For the quarter, dresses, accessories and sleepwear also performed well while cold weather categories of outerwear and sweaters underperformed. By geography, comp sales for the quarter were down 1% in the US and up 6% in international markets. We continue to see considerable improvement in international markets. In Europe, we saw an acceleration in comp growth driven by the UK and Germany where business was very strong throughout the quarter. In Asia, comps were positive driven by strong performance in China. Across brands, the direct-to-consumer and omnichannel business for the quarter grew to approximately 28% of total sales compared to 27% of total sales last year with growth in both US and international markets. Recapping the rest of our results for the quarter on an adjusted non-GAAP basis which excludes items detailed on page 5 of our investor presentation, gross margin was 60.7%, 100 basis points higher than last year on a constant currency basis. The gross margin growth exceeded our expectations coming into the quarter and was driven by higher average unit retail in the US as improved assortments drove higher full price selling and a reduction in promotional activity. Stores and distribution expense decreased $11 million from last year due to benefits from foreign currency as well as expense reduction efforts partially offset by direct-to-consumer expense. Marketing, general and administrative expense increased $11 million from last year primarily due to higher compensation-related expense including severance charges. As Jonathan mentioned, we delivered operating income growth for the quarter on an FX neutral basis. Adjusted operating income was $121 million, up 8% from last year on a constant currency basis. The negative impact from FX on operating income for the quarter was approximately $20 million. The effective tax rate for the quarter was 36%. Net income per diluted share was $1.08 compared to $1.15 last year and included the negative year-over-year impact from FX of approximately $0.23. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Recapping our full-year results, net sales were $3.519 billion compared to $3.744 billion last year and included adverse effects from FX of approximately $153 million. In addition, full-year adjusted operating income was $136 million, up 6% versus last year on a constant currency basis. The year-over-year adverse effect from FX on operating income was approximately $63 million. The negative impact from FX was primarily driven by the weakening euro as well as the British pound and Canadian dollar as reflected on page 9 of the investor presentation. Turning to the balance sheet, we ended the quarter with $589 million in cash and cash equivalents and gross borrowings outstanding of $293 million compared to $521 million in cash and cash equivalents and $299 million in borrowing last year. We also ended the quarter with total inventory down 5% compared to last year reflecting our ongoing discipline in this area. Details of our store openings for the quarter are included on page 13 of the investor presentation. At the end of the quarter, we operated 754 stores in the US and 178 stores in Canada, Europe, Asia and the Middle East. With regard to our outlook for fiscal 2016, we expect flat to slightly positive comparable sales, continued headwinds from foreign currency with expected adverse effects on sales of approximately $50 million. We expect this along with a temporary closure of Hollister stores for remodel to have a disproportionate adverse impact on the second quarter. A gross margin rate approximately flat to last year's adjusted non-GAAP rate of 61.9% but up on a constant currency basis with average unit cost expected to be up modestly in the first half and down in the second half of the year. Slight leverage in operating expense relative to last year's adjusted non-GAAP rate of 58.3% but with some deleverage in the second quarter related to timing of marketing and other strategic investments. We expect operating income growth over last year on adjusted non-GAAP basis more than offsetting the expected $30 million adverse impact from FX. And as a reminder, the effect from foreign currency is determined by applying fiscal 2016 forecasted rates to fiscal 2015 results and is net of the year-over-year impact from hedging. We expect an effective tax rate in the mid to upper 30s and a weighted average diluted share count of approximately 68 million shares excluding the effect of potential share buybacks. Excluded from our full-year outlook are potential charges such as those related to impairment, store closing and our strategic initiatives. We are targeting capital expenditures in the range of $150 million to $175 million for the full year which included approximately $70 million for new stores and store updates and continued significant investment of approximately $70 million in direct-to-consumer, omnichannel and IT to support growth and profit improvement initiatives. In 2016, we expect to complete approximately 60 Hollister store interior remodels through the course of the year with the majority to be completed by the end of the second quarter. We also plan to open approximately 15 full price stores including 10 in international markets, primarily China and five in the US. And we plan to open approximately 10 new outlet stores primarily in the US. In addition, we anticipate closing approximately 60 stores in the US during 2016 through natural lease expirations. I will now hand it over to Fran to provide more color around brand performance and strategic initiatives. Fran? Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer Thank you, Joanne, good morning, everyone. First of all, I am very excited about the potential of both the Abercrombie and Hollister brand and I look forward to working with the team in both organizations. Both brands made important progress during 2015. This was the result of the hard work and dedication of each of our teams and their enthusiastic focus on delivering for our customers. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

As you have heard from Arthur and Jonathan, our comps show that our customers have responded well to the work we have done to evolve our offerings and improve their shopping experience. My goal for 2016 is to build on the success of Hollister and accelerate our recovery at Abercrombie which has moved slower than we would have liked. We believe our continued progress will be fueled among other things by the launch of new brand positioning for both Abercrombie and Hollister. In an intensive effort over the past six months, we have mapped out a core belief and conviction that drive each brand and the DNA of the brands that supports those beliefs and convictions. We are now working on a communication strategy surrounding these brand positionings and expect that to roll out over the course of this year. Moving back to a review of our 2015 performance, we were encouraged by a return to positive comp growth in the fourth quarter and that inventory was well-managed. For Hollister, comp sales were up 4% for the quarter continuing to trend sequential quarterly comp sales improvement. By geography, Hollister again delivered positive comp sales in each of our key volume regions of the US, Europe and China. In the US, we were able to drive positive comps while also generating higher AUR as we continue to reduce our promotional depth and frequency. In Europe, comps were particularly strong over the Black Friday weekend and in China, we continue to see solid growth particularly online. By category, Hollister continued to see the greatest strength in the girls tops business driven by ongoing strength in layering and shirting. Girls accessories and dresses also performed well while sweaters were weak. On the guys side, we achieved sequential comp improvements from the third quarter driven by strength in our overall tops business. In addition, denim and sweatpants remain strong while outerwear, graphic Ts and pants were weak. Hollister's improvements reflected a rededication to our customer. We simplified the in-store shopping experience with changes in props, lighting, scents and sound. We implemented new store manager training and incentive programs and empowered the team with improved tools and autonomy to drive greater accountability and customer engagement at the store level. We set a simplified global pricing and promotional model that appropriately positions the brand versus key regional competitors. We developed and tested a fully redesigned store prototype and plan to roll out the new design to about 60 additional Hollister stores for this year with additional stores under consideration. We launched new mobile apps to improve our digital experience. We worked with our key social media partners to drive innovative customer engagement which included Hollister becoming the first retailer to offer a sponsored Geo filter with Snapchat and being ranked the number one retailer in Instagram as published in Adweek. We piloted our Club Cali Loyalty program in several markets across the country which has proved to be successful in driving higher customer identification, retention and sales. As a result, a US rollout is planned for 2016. We were also thrilled to continue our efforts to raise awareness around anti-bullying with Hollister's partnership with Echosmith during the year. In addition, we implemented significant changes to core processes for the Hollister brand and improved the overall quality, content and esthetic of our assortments and we built a global assortment that strikes balance between fashion, quality, value and strengthened our team with senior-level hires across multiple functions. The Abercrombie brand also delivered sequential comp improvement for the fourth quarter (technical difficulty) positive comps in A&F women and international. By geography, Abercrombie continued to generate comp improvement across each of North America, Europe and Asia, which included positive comps in Canada, the UK and China. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

By category, we saw strength in our A&F women's business which turned positive for the quarter and was driven by the tops business. Female dresses, accessories and sleepwear categories also performed well while outerwear and bottoms underperformed. In A&F male, tops continued to underperform but we were encouraged by the sequential improvement from the third quarter. Bottoms also continued to be a better performer while outerwear was weak. Similar to Hollister, Abercrombie also took several steps to improve the customer experience such as rolling out new incentive and training programs and making changes to the store experience. On the digital side, we enhanced our customers' experience through greater focus on lifestyle marketing, (inaudible) presentations, seamless shopping and app development. With regard to evolving the assortment, we augmented the Abercrombie team with key hires including new design leads for each of men's and women's. We are excited by the work they are doing with the teams and look forward to delivering their new products over the course of the year. In addition, we executed the rollout of extended sizes for younger ages in our kids business. Our entire online assortment and half of our in-store assortment is now available in sizes for children aged 3 to 6. We also have 35 stores where we have combined kids merchandise in the A&F adult store. Results have been positive both in customer acquisitions and average transaction value. During 2016, we will continue building the leadership talent for both brands with the appointment of brand presidents. The brand presidents will each have the privilege of leading an iconic brand and working every day with a talented group of people. I would like to thank all of our team for their energy, enthusiasm and eagerness and for their dedication to moving our brands forward in the coming year. And with that, I will turn it back to Brian. Brian Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks, Fran. This concludes our prepared comments. At this time, we will be happy to take your questions. As a reminder, please limit yourself to one question so we can speak to as many of you as possible. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer Capital - Analyst Great. Thanks so much. Congrats guys to a great finish to the year. (technical difficulty) -- by quarter, I think Joanne you mentioned the bulk of remodel activity at Hollister expected in 2Q and maybe you guys could talk about what are you seeing across the business this quarter to date? Some of your competitors have called out better weather so far in February. Thanks so much. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO In terms of sales cadence across the quarters, we won't comment on our current quarter business. It is not our practice to do that. Related to our outlook, the topline sales will be affected I think I mentioned by FX not impacting comp but the top line will be impacted by FX. We see FX throughout 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

the year, headwinds throughout the year with the biggest headwind in the second quarter and Q1 and Q3 about even and much less of a headwind in Q4. So from a topline perspective, that is the FX impact. On a comp perspective, we do expect to remodel and reopen most of the Hollister remodels in the second quarter for back-to-school and that will put -- they will be closed for a period of time during the remodel and that will put a little bit of pressure on the comps and the topline sales in Q2. Anna Andreeva - Oppenheimer Capital - Analyst Thanks, guys. Very helpful. Operator Randy Konik, Jefferies. Randy Konik - Jefferies LLC - Analyst Thanks a lot. I guess a question for Jonathan. Can we just kind of think about what is the margin recapture opportunity from your perspective? The four wall margins of international are higher than the US but obviously all the margins across the globe have come down. If we kind of back out the FX impact potentially on that, just trying to get a sense of where the margin recapture story could go? Recognizing people try to look at your company relative to others in the space and where their margins are. So just curious there. And just one for Fran if possible. Now that you are President of the business and looking across both brands, can you just give us some perspective on some of the processes at Hollister that you implemented that you didn't see at Abercrombie division that you are potentially implementing and how you see the differences that need to be in the two businesses or no differences as it relates to pricing architecture, logo penetration and product focus? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So let me start with a little bit of context on future margin opportunity. First of all, I think to the point in your question, it is really important to back out FX in terms of getting a real look at what happened in 2015 and what we are projecting to happen in 2016. We are projecting in 2016 to have gross margin rate enhancement on a constant currency basis and that is an opportunity we think will continue to exist going forward. It is likely to be an important part of our overall margin recovery story. And we also think, on an FX neutral basis again, we can get some expense leverage in 2016 and that we can continue to do that going forward particularly if we can maintain momentum on the comp line. So I think sitting here today we are not in a position to give a longer-term outlook but we do believe we will continue to make progress on those two key levers of our margin rate structure in 2016. And we believe there is certainly further opportunity beyond that. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer As far as each brand is concerned, they will be positioned a bit differently as we move forward. As I mentioned, we are currently working on defining what those brand positions are and we look forward to sharing that as the year unfolds. From a process perspective, yes, there are some processes that we implemented in Hollister that we will be applying to the Abercrombie brand. As far as the pricing architecture goes, it will be in lockstep with how we define each of the brands. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Operator Lorraine Hutchinson, Bank of America Merrill Lynch. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you. Good morning. Joanne, could you talk about the key factors that will offset the $30 million of FX pressure on EBIT? Are there a lot more costs to cut at this point and sort of how do you expect to get that operating expense leverage in 2016? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO From an operating expense perspective, we do expect slight leverage. We have had a lot of success in our past driven by profit improvement initiative as you know, $250 million of expense came out of our base. We have continued with our continuous profit improvement initiatives, finding and implementing efficiency ideas and expense saving ideas that allow us to invest back into the business. The big puts and takes on OpEx in 2016 include some FX benefit, also include an expectation for continuous profit improvement and expense efficiencies. But also we are looking at investing back into the business in key areas to drive our growth like DTC and marketing to support the brand positioning. Lorraine Hutchinson - BofA Merrill Lynch - Analyst Thank you. Operator Dorothy Lakner, Topeka Capital Markets. Dorothy Lakner - Topeka Capital Markets - Analyst Thanks, everyone, and good morning. Just wondered if you could share with us what backgrounds you found in the new design leadership at A&F, what you were looking for there? And also what you would be looking for in new brand presidents and if you could share a bit about how you are thinking about brand positioning? Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer To start with regarding the brand presidents, we are looking for retail leadership with a pretty broad experience in both merchandising, stores and bottom-line accountability. Regarding our new talent and leadership, I guess specifically you are asking in Abercrombie. We were looking for leaders who could appreciate the heritage of the brand as well as bring us a new modern take on it and I believe that is where they are headed. As far as the brand positioning goes, we are actually not ready to share that at this point but we will as the year unfolds. Operator Adrienne Yih, Wolfe Research. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Cody Ross - Wolfe Research - Analyst Good morning. This is actually Cody on for Adrienne this morning. Thanks for taking my question. Can you guys just discuss the inventory position that you guys have for Q1 and the first half of this year? And just remind us of what the impact and timing if any impact from the port delays last year were on 1Q and 2Q? Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO We have managed inventory very well throughout 2015 and have shown inventory reductions every quarter through 2015. We expect to continue to show discipline in managing inventory. I expect inventory to be down as we manage through 2016 and showing improvement in overall inventory turn. The impact of the port delays last year, we actually had less of an impact I think than some of our peers. Our teams did a very nice job managing around that so that there is not a big timing difference year-over-year. Cody Ross - Wolfe Research - Analyst Great. Thank you very much. Operator Matthew Boss, JPMorgan. Matthew Boss - JPMorgan - Analyst Good morning. Congrats on a great quarter. So if we walk through the capital allocation priorities for 2016 and beyond, I think that would be really helpful. I guess any investments that we need to consider to support the return to positive comps. And then just the best way to think about any potential capital investments versus just thinking about a return to share repurchase over time? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Our capital allocation philosophy hasn't changed and as you know, our first priority is to invest back into the business on investments that have the highest risk-adjusted return. We maintain a very disciplined approach around that. I think our CapEx outlook for 2016 at $150 million to $175 million, we are positioning our capital to work for us both in store expansion and new stores as well as supporting ongoing remodels and some of the investments that we see providing a return. So the Hollister remodel would be an example of that and we plan to roll that out to 60 stores in 2016. Additionally, we are stepping up our funding behind the DTC effort. We continue to see that as a growth area for our business and had success with the investments we have made to date and continue to put our capital behind DTC, omnichannel and IT. As it relates to the balance of our capital allocation philosophy, we still anticipate returning as a second priority, cash back to shareholders through dividend and share repurchases. And that is a conversation and those are actions that we evaluate quarterly based on the share price valuation and liquidity and it is also the subject of discussion every quarter at our Board meetings. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Matthew Boss - JPMorgan - Analyst Great, good luck. Operator Betty Chen, Mizuho Securities. Betty Chen - Mizuho Securities - Analyst Good morning, everyone. Congrats on the nice progress. I was wondering if you can talk a little bit about the bottoms business at both Hollister and A&F. I think in the past you cited denim to be a very strong category for you. Any changes in the fourth quarter, any new silhouette or washes that might get you excited about denim or other bottoms in 2016? And then when should we expect the men's business which showed some improvement in Q4 to kind of -- how should we expect that business to kind of progress in the year? Thanks. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer Betty, it is Fran. To start off with the bottoms business, we were pleased actually in both brands for the year with our denim business. We have also seen the bottoms business diversify into things such as the fleece business and joggers and that continues. Stretch was a whole new category for us in our denim for the year and that certainly continues as we move forward. As far as the men's business is concerned, we were happy to see the progress obviously from the third quarter to fourth quarter and our goal and our intent is to continue to see improvement over the course of the year. Betty Chen - Mizuho Securities - Analyst In terms of the new design [leads], Fran, when should we expect to see their influences hit the stores? Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer It is a gradual evolution, Betty. [Erin] has been here a little bit longer than Christina in the women's business so you will start to see that probably in the back half of the second quarter. But over the course of the year, you will still see it evolving. Betty Chen - Mizuho Securities - Analyst Great. Thanks. Best of luck. Operator Neely Tamminga, Piper Jaffray. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Kayla Wesser - Piper Jaffray - Analyst Good morning. This is actually Kayla Wesser on for Neely. I was just wondering if you guys could talk a little bit more about international pricing, initial pricing at UK at both brands? It looks like maybe you guys have taken up the initial pricing. Is that accurate and why is that? Jonathan Ramsden - Abercrombie & Fitch Co. - COO That is not correct. We put in pricing about a year ago and that was in effect for pretty much all of 2015. So you might be seeing individual items where you are seeing a difference but broadly the ticket strategy of Hollister has been relatively consistent over the past year and there has been a bit of an evolution in A&F but I would say not dramatic over the course of 2015. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer Just to underscore that, we started the pricing strategy for Hollister in the first half of year with certain categories so by the time it got to back to school it was a complete repositioning which has been very successful for us. Kayla Wesser - Piper Jaffray - Analyst Thanks. Operator Simeon Siegel, Nomura Securities. Simeon Siegel - Nomura Securities - Analyst Good morning and congrats on the improvement. So given the improvement at Hollister can you speak to the profitability of both concepts? How does the Hollister EBIT rate compare to Abercrombie and maybe any color on where both are versus their historical peaks? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Yes, we typically don't give a lot of color on that. I think our four-wall margins in Europe still remain significantly above the US which going, back to Randy Konik's question a little bit earlier, we think there is certainly opportunity in the US to get those margins up. There is a bit of a difference domestically and internationally between the two brands which we historically haven't got into a lot of color on. But international margins have come down over time partly because of the impact of taking prices down that we spoke to a second ago but as Fran said, we saw a nice response to that in terms of the top line which has led us to conclude that that was certainly the right move to make. But those international margins still remain very healthy. We have a very high proportion of our stores which operate at very healthy four-wall EBITDA margin. So generally is still a very healthy fleet and the new stores we are opening in China and the Middle East are continuing to do very well in terms of profitability. The US, as you know from when we used to report on it a couple of years back, has had structurally lower four-wall margins for some time but we do believe there's opportunities to improve those margins going forward. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Simeon Siegel - Nomura Securities - Analyst Sorry if I missed it, but have you said what percent of Q4 sales are generally generated by outerwear? Jonathan Ramsden - Abercrombie & Fitch Co. - COO I don't think we've ever been that specific. Simeon Siegel - Nomura Securities - Analyst All right. Thanks a lot, guys. Good luck for the year. Operator Oliver Chen, Cowen and Company. Oliver Chen - Cowen and Company - Analyst Thank you. It sounds like you have become a lot more customer centric and focused. I am just curious about the comment on the tools to measure how customers may be responding to change. Do you have a hypothesis about what you are looking for here and any early examples of how that may impact? And on the autonomy with the store management teams, could you just give us color for the nature of the freedom they are given to help drive comps and margins? And just on omnichannel, omnichannel sounds like a really nice percentage of mix. Are you feeling like there is a new chapter in terms of that aiding you and driving traffic to the store? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Let me start with a couple of those, Oliver. So in terms of the tools we have, we have a number of new tools we have rolled out. I don't think we are really looking for anything in terms of what the outcome of those tools is. What we are looking for is to get a good read on how our customer is reacting when they come into the store. Are they having a positive shopping experience, are they feeling positive about the brand when they leave the store? And obviously the same applies online. So it is some customer satisfaction measures, it is some overall brand sentiment measures that we are now just going to be in a much more robust position to track going forward. Since we have rolled out some of those tools relatively recently, we don't have a long enough data period yet to start reporting on them. But they are important to us internally so that we can get a clear sense of how our customer is reacting and give us evidence that we are making progress in improving customer experience, customer satisfaction and brand sentiment over time. In terms of the example of autonomy at the store level, I think we've talked about that a little bit in prior earnings calls. We have given greater autonomy to store managers to move placements within the store. If they see something that is doing particularly well in their local store is an example of the type of things they have influence on today that there was less the case in the past. So that would just be one example. And then in terms of omnichannel, could you just maybe recap your question there on that piece? 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Oliver Chen - Cowen and Company - Analyst I am just curious (technical difficulty) as you become, what is the message for becoming more customer centric online in terms of what you may need to do next? And also will you enable this to be a material driver of helping drive traffic into your stores and kind of leveraging the whole ecosystem? Is there personalization ahead, mobile? Jonathan Ramsden - Abercrombie & Fitch Co. - COO First of all, I think it is important to note that our DTC and omnichannel business is already a very high percentage. We were up to 28% in the fourth quarter so we are already very highly penetrated there. It is also a major area of focus for us from an investment standpoint, a lot of our CapEx dollars over the past couple of years have been going towards omnichannel and IT investments, mobile investments to really make that customer experience whether they are online or on their phone very positive, and over time more and more seamless with the in-store experience. So we do believe that is a critical component of our long-term strategy. We are going to continue to invest in it. But specifically what we are going to do going forward, we are not ready to talk about today other than the ones we've already spoken to. But as we said in the prepared remarks, we will be rolling out omnichannel capabilities beyond the US increasingly. But overall, I would just underscore that this is a critical area of focus for us and we think we have come a long way and been very successful here but we have a big opportunity ahead of us to keep on going. Operator Lindsay Drucker Mann, Goldman Sachs. Lindsay Drucker Mann - Goldman Sachs - Analyst Thanks. Good morning, everyone. I wanted to follow up on the Hollister remodels and just could you confirm -- I think that as of the last quarter, you said that you had 15 remodels between the US and Europe. How many did you end the year with? And as you talk about the 60 for next year, what is the balance in US and Europe? How do we think about the CapEx that you said is going to be going to brick and mortar? How much of that is towards remodel versus store openings? Any difference in terms of -- you talked about the nice double-digit improvement in sales and traffic versus the control group for your remodeled stores. Is that about the same in US versus Europe? Just any additional color there would be great. Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Yes, I would say broadly speaking your numbers are right. We had a little more than a dozen, we have a little more than a dozen stores that we have fully remodeled interior. We have seen strong returns from those, double-digit as you mentioned, traffic lifts versus the control group as well as sales lifts and we are seeing that consistently and it does give us confidence to continue the rollout and the rollout for 2016 is 60 stores. I think that is a testament. The CapEx split, I don't have the dollar numbers specifically but we do plan to open 15 new stores and 10 outlet stores so that is the portion that will be brick and mortar and the balance will be going to remodels. Lindsay Drucker Mann - Goldman Sachs - Analyst Is there any news on an Abercrombie store prototype? 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer Yes, we are in the beginning process of that. We are looking forward to rolling one out by the end of this year. Lindsay Drucker Mann - Goldman Sachs - Analyst Great. Thanks, guys. Operator Brian Tunick, RBC Capital Markets. Brian Tunick - RBC Capital Markets - Analyst Thanks and congrats on the progress as well. It sounds like you are evolving towards being a global brand more so from just a retailer. So curious what do you think the ultimate size of your store base should look like and how big could Amazon and Next and ASOS be over time? How many franchise locations can you have? What does your fragrance license impact look like? When does that start to hit the P&L? Just sort of what does the business look like bigger picture a couple of years from now as you evolve toward that global brand? And then the second question just shorter-term, just on some of the AUC comments we are trying to understand what is happening out there. Other retailers are calling out the cotton improvement in the first half and it doesn't sound like you guys are going to see that. Thanks very much. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I think we are going to divide those up. So I will start with the first couple. In terms of store closures, we've been closing 50 to 60 a year for several years. We have closed over one third of the fleet as we alluded to in the prepared comments. We broadly see in the US that trajectory continuing with a fairly healthy amount of closures in the next few years. I don't think that we have ever been ready to say there is a final store count number because it is clearly going to depend on other factors including our ability to drive improvements and productivity over time that would lead us to keep some stores open. Internationally, we've had a couple of stores we have closed but generally speaking as we alluded to earlier, the profitability profile of the international fleet is very strong and we expect to continue to add stores internationally, albeit at a somewhat slower pace than where we were two or three years ago, and focused on a couple of core markets like China and the Middle East. In terms of some of the other revenue streams, your question gets at in our evolution from selling exclusively through our own channels to bringing in some other channels such as wholesale. It is very early days for us. We really only got going on that about 18 months ago. We talked about the Next and ASOS business being $10 million in 2015 which is fairly modest in absolute terms. But we do think there's a lot of potential there. It is something we are looking at very closely strategically. We are testing our way into it both from a franchising and a wholesaling standpoint with our licensing arrangement with InterParfums and we do think it is a significant area of opportunity for us going forward. We are just not ready today to quantify how significant that can be. I'm going to hand over to Fran on the AUC. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer As we mentioned, we will have a little bit of a different story in the first half and the second half of the year regarding AUC. In the first half of the year, we are reinvesting in the product, we will be benefiting from some of those macro opportunities but since we are reinvesting in the quality 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

as we have not lapped that as we have in the second half, we will see a slight increase. And as we get into the second half of the year where we did reinvest in the product, we do have some macro opportunities on certainly like for like product to have an AUC reduction. So we will have an overall slight reduction in the second half of the year. Brian Tunick - RBC Capital Markets - Analyst Super. Thank you. Good luck. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Good morning, everyone. Congratulations on a nice quarter. I had a couple of questions. First, Fran, I understand what you are saying about the comps for the second quarter because of Hollister. But I was wondering if you could talk a little bit about why your comp guidance appears so conservative in light of the momentum that you have built in the third and the fourth quarter. Hello? And secondly, Fran, I wondered if you could talk about the categories that you thought could be the greatest opportunity for both Hollister and Abercrombie this year as we look forward and when we might see some of those brand repositioning initiatives that you talked about earlier? Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Janet, it is Joanne. I will jump in on our overall comp guidance for the year. We believe our comp guidance is realistic and certainly given the conditions in the market, we don't feel any need to be more bullish at this point. Janet Kloppenburg - JJK Research - Analyst Okay. Is there something going on in terms of inventory or discipline there that might hold comps? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO No, we continue to feel very good about our inventory management and if anything, expect that our inventory management to continue to improve as we roll out more improved processes across the chain. So inventory is certainly not a constraint, it has been well-managed and we expect to continue to be well-managed as we move forward. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer To start off with the categories, we expect to see in the women's business both women's and girl's business a continuation of our momentum in tops and our goal is obviously to get that momentum going in the men's and the guys business so that is our focus for the first half of the year. Regarding our brand positioning, I think we talked about it a little bit but we have really established our core beliefs and convictions and we are working on an internal communication of that over the next several months. And I think you will see that in the back half of the year. It certainly is not going to be a light switch that we have out there but it is going to be an evolution in how we approach our customer. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Great. Thank you. Good morning. Fran, I appreciate that you are not ready to share in this forum the sort of esthetic or the brand tenets that you would expect will ultimately embody both of your brands. But I am wondering what aspects of the prior brand position in both Abercrombie and Hollister did your customer research show were no longer resonating -- and the guide, the new brand position? And then just one clarification for Joanne. Joanne, it looked like you had about a $42 million increase in accounts payable with inventory down $24 million. Maybe you could just talk about why inventory is going one direction and accounts payable is going the other? Thanks so much. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer At this point we are really not ready to share due to competitive reasons sort of what did and did not resonate with our customer. But we do have some customer research that we've done around the world to help us solidify where both brands are going. They clearly will both have some heritage associated with them and they will also have a new modern take. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Kimberly, regarding the question around AP and inventory, the accounts payable balance reflects actions that we did take this year to extend terms with our suppliers. We also made available to them a supply chain financing platform and that is primarily what unlocked the AP increase. Kimberly Greenberger - Morgan Stanley - Analyst And Joanne, when do you lap that change in terms? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO I believe we rolled it out late second quarter in 2015 so it began in late second quarter I think fully implemented by third quarter. Kimberly Greenberger - Morgan Stanley - Analyst Okay, thanks so much. Operator John Morris, BMO Capital. John Morris - BMO Capital Markets - Analyst Thanks. My congratulations on the nice progress. A couple of quick ones. Asked a lot about the new format program at Hollister. I am wondering Jonathan, if you can tell us what the potential is longer-term? Are most of those Hollister stores or all of them remaining candidates for the remodel? 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

And then on the closings that you guys have achieved so far, really nice work on that. Can you update us longer-term, are you the bulk of the way through that program or do you see more opportunity ahead? And if so, how much, how many leases coming up, etc.? And then just finally on the autonomy that you are giving at the store level to some of the managers, is that essentially happening, that kind of autonomy that you are giving out there at both divisions, both Abercrombie and Hollister and is it pretty much across both fleets? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO I'm going to let Joanne take the first part and I will come back. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO Regarding the Hollister remodel, all stores in the fleet, all Hollister stores in the fleet are candidates for remodels. We would like to see this roll out broadly across the chain. There are definitely considerations including lease terms and lease renegotiations that we are taking into account as well as the expected return we are going to get in every location. So we are reviewing each remodel decision on a case-by-case basis with the goal of rolling it out broadly across the fleet. Jonathan Ramsden - Abercrombie & Fitch Co. - COO On the second part, John, about store closures, we continue to look at that on an annual basis. As we said a couple of minutes ago, we have been closing 50, 60 a year for several years. We have closed over one-third of the fleet. We are not ready today to say what that ultimate store count number is. But to part of what you said in your question, we do have a lot of flexibility, we have a high proportion of our leases coming up for renewal in the next two or three years so we have significant room to maneuver there. And importantly I think as we said in the prepared remarks, we think what we have done on store closures has been not a defensive move but a very proactive move to reflect the reality of how are our customers increasingly shopping over time and, again, with 28% of our business in the fourth quarter coming through DTC and omnichannel, part of the corollary of that is reducing our store footprint over time. Fran Horowitz - Abercrombie & Fitch Co. - President and Chief Merchandising Officer And to answer your question on the store autonomy in both brands. Yes, that is something that we paralleled last year between both brands to roll out to our store management. I'm sure you remember in the recent past we focused more on the way our stores are presented rather than on the business driving piece of it. So they have been given tools to understand and read their businesses. I've had an opportunity over the past year to visit many of our stores and it is certainly a work in progress and we have made a lot of progress on it and that will continue as we move forward. John Morris - BMO Capital Markets - Analyst Great, thanks. Operator Susan Anderson, FBR. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

Susan Anderson - FBR Capital Markets - Analyst Good morning, congrats on the progress made this quarter. I was wondering if maybe you could give some color on the sales retention rate that you guys have seen from the closed stores in the US? Have you seen a lot of those sales moving to other stores or online? And then just a follow-up on the gross margin guidance for the year, so expected to be up a bit when you exclude FX. Is there anything changing from fourth quarter which seemed like a pretty good performance in terms of the puts and takes there? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO On the retention rates from closed stores, it really varies depending on the markets in which we close. We don't see typically a lot of transfer to other stores mainly due to the fact that they are not necessarily close to other stores so that has a bearing on it. We do see some migration post closing online but it is minimal. I think what we are seeing more is the move to online that has been happening and continues to happen and as we close these stores from an EBIT perspective, we are driving productivity overall in the fleet. Related to gross margin guidance for 2016, there are a lot of puts and takes on gross margin in 2016. Although the AUC is up modestly in the first half, it is down in the second half. We expect it to be down for the year slightly. On the AUR front, a lot of puts and takes there. So FX is the headwind on AUR but we expect continued AUR benefit both from inventory management activity as well as better selling at regular price and our ability to step away from promotional activity during the year. So a number of puts and takes on gross margin that drive the guidance back to flat. Susan Anderson - FBR Capital Markets - Analyst Great. Got it. That is very helpful. Good luck next quarter. Operator Paul Lejuez, Citigroup. Paul Lejuez - Wells Fargo Securities - Analyst Thanks, guys. Can you talk a little bit more about the outlet channel? Just remind us how many stores you have. Can you maybe share the performance of those stores versus your mall fleet? And then second, just wondering if in any of your regions or concepts if there were any traffic bright spots, is there any place where traffic is actually up at the store level? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO On the outlet question, Paul, we typically don't break out the comp performance of outlets. I think the important point there is we are evolving to MFO. We opened a number of new MFO stores for A&F this year. We are converting, we converted a number of others. The significant impact of that is to drive the gross margin and the profitability up in those stores. It is a little bit hard to read the comp frankly because you are converting from one model to a somewhat different model and we historically have not broken that out. Overall outlet is a fairly meaningful piece of our business now. We have around 60 stores in total and as I said, we don't break out the comp performance of the outlet stores. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

In terms of traffic bright spots by the region, I think that is something we typically haven't broken out overall. I would say across the business, the theme of the year was that traffic was more challenging whereas conversion was pretty strong across channels and geographies. Paul Lejuez - Wells Fargo Securities - Analyst And how about as you look forward when you think about your comp guidance, is that expected to be -- what is the unit play between traffic and conversion or maybe transactions versus ticket? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP and CFO We don't break down our comp expectations at that level. But overall I think given the current environment, we expect to continue to drive strong conversion and many of our efforts are focused there. We also are working on brand positionings to better communicate our brand story and try and move that traffic number, that traffic has been a headwind I think in the industry. So we have a realistic expectation around traffic. We expect continued improvement and continued strength in conversion. And as we mentioned earlier, driving AUR up modestly based on our ability to step away from promotional activity and with the customer's response to our product offerings. Paul Lejuez - Wells Fargo Securities - Analyst Great. Thank you, guys. Good luck. Operator Dana Telsey, Telsey Advisory Group. Moving on, we will take our last question from Omar Saad, Evercore ISI. Omar Saad - Evercore ISI - Analyst Thank you. Nice quarter. I guess my one question, I would like to get some more detail and information on the wholesale. I know it is a tiny business but you mentioned it in your prepared remarks. I think $10 million mostly ASOS and I think you said Next. But you also mentioned the fragrance going into Sephora. Like help me understand how your thinking has evolved around the idea of wholesale which is obviously something historically the Company has not been involved in? And are there further opportunities in the US especially to think about the wholesale channel as an opportunity for the brand? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - COO We said it was $10 million of wholesale revenue which was with Next and ASOS specifically. That didn't include the licensing or franchising which are separate initiatives we spoke to. It is early days for us, we have been establishing our technical capabilities to execute on wholesale and learning with these first two partners we have had in place. But as we said earlier on, we do regard this as being a potentially significant area of opportunity for us going forward as we do with regard to franchising and licensing. Fairly early days but we think over time those three could all be pretty significant. Operator That does conclude our conference for today. Thank you all for your participation. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MARCH 02, 2016 / 1:30PM, ANF - Q4 2015 Abercrombie & Fitch Co Earnings Call

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